Exhibit (a)(1)(H)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Ordinary Shares or ADSs (each as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 4, 2005, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of
Ordinary Shares and ADSs. The Offer is not being made to (and tenders will not be accepted from or on behalf of) holders of Ordinary Shares or ADSs in any jurisdiction in which the making of the Offer (or the acceptance thereof) would not be in compliance with the laws of such jurisdiction.
NOTICE OF OFFER TO PURCHASE FOR CASH ANY AND ALL
OUTSTANDING ORDINARY SHARES AND AMERICAN
DEPOSITARY SHARES
(EACH AMERICAN DEPOSITARY SHARE REPRESENTING ONE ORDINARY SHARE)
of
DE RIGO S.p.A.
at
$8.75 PER ORDINARY SHARE AND
PER AMERICAN DEPOSITARY SHARE
by
DR 3 S.r.l.
A WHOLLY-OWNED SUBSIDIARY OF
DE RIGO HOLDING B.V.
     DR 3 S.r.l., an Italian limited liability company (“DR 3”) and a wholly-owned subsidiary of De Rigo Holding B.V., a Dutch limited liability company (“De Rigo Holding”) that is owned and controlled by Mr. Ennio De Rigo and Mr. Walter De Rigo (the “De Rigo Brothers”), is offering to purchase any and all outstanding ordinary shares, par value €0.26 per ordinary share (the “Ordinary Shares”), and outstanding American Depositary Shares, each representing one Ordinary Share (“ADSs”), of De Rigo S.p.A., an Italian stock corporation (“De Rigo”), at $8.75 per Ordinary Share and ADS, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 4, 2005 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as amended or supplemented from time to time, the “Offer”). Tendering holders who have Ordinary Shares registered on De Rigo’s books or ADSs registered on the books of The Bank of New York (the “ADS Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Ordinary Shares or ADSs by DR 3 pursuant to the Offer. Holders who hold their Ordinary Shares or ADSs through a broker or bank should consult with such institution as to whether it charges any service fees. The purpose of the offer is to enable us to acquire the entire equity interest in De Rigo that is not already owned by us. The offer is intended to facilitate the acquisition of as many additional ordinary shares and ADSs as possible and to permit De Rigo, following consummation of the offer, to cease, to the extent possible, to be a publicly traded company.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 9, 2005, UNLESS THE OFFER IS EXTENDED.
THE OFFER HAS NOT BEEN SUBMITTED FOR CLEARANCE TO CONSOB (THE ITALIAN SECURITIES AND EXCHANGE COMMISSION). ACCORDINGLY, THE OFFER IS NOT BEING MADE AND WILL NOT BE MADE, DIRECTLY OR INDIRECTLY, IN ITALY AND NO COPIES OF THIS DOCUMENT THE OFFER TO PURCHASE OR ANY OTHER DOCUMENT RELATING TO THE OFFER HAVE BEEN OR WILL BE DISTRIBUTED IN ITALY, EXCEPT THAT, AS REQUIRED BY LAW, HOLDERS OF RECORD OR THOSE APPEARING ON A SECURITIES

POSITION LISTING AS HOLDERS OF ADSs OR ORDINARY SHARES (INCLUDING, PURSUANT TO AN EXEMPTION AVAILABLE UNDER ITALIAN LAW, THE VERY LIMITED NUMBER OF SUCH HOLDERS LOCATED OR RESIDENT IN ITALY) WILL BE SENT COPIES OF CERTAIN DOCUMENTS RELATING TO THE OFFER. NEITHER THIS DOCUMENT NOR THE OFFER TO PURCHASE NOR ANY OTHER DOCUMENT RELATING TO THE OFFER MAY BE DISTRIBUTED TO ANY OTHER PERSON LOCATED OR RESIDENT IN ITALY FOR ANY REASON. NEITHER ANY SUCH DOCUMENT NOR ANY INFORMATION CONTAINED HEREIN OR THEREIN CONSTITUTES AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL OR AN ADVERTISEMENT OF AN OFFER TO PURCHASE ADSs OR ORDINARY SHARES IN ITALY WITHIN THE MEANING OF ARTICLE 1, PARAGRAPH 1, LETTER (V) OF ITALIAN LEGISLATIVE DECREE N. 58 OF FEBRUARY 24, 1998.
     The Offer is not conditioned on any specified number of Ordinary Shares and ADSs being tendered or on the availability of financing. The Offer is subject to certain customary conditions set forth in the section entitled “THE TENDER OFFER—Certain Conditions of the Offer” in the Offer to Purchase.
     DR 3 intends, to the extent possible following the consummation of the Offer, to cause De Rigo to seek to delist the ADSs from the New York Stock Exchange (the “NYSE”) and to cause De Rigo to terminate the existing deposit agreement between De Rigo and the ADS Depositary, dated as of October 25, 1995 (the “Deposit Agreement”), under which the ADSs were issued. If the Deposit Agreement is terminated, holders of ADSs will be entitled to receive one Ordinary Share in exchange for each ADS held by such holders upon surrender by them of their ADSs for at least one year following such termination. At any time after the expiration of one year from the date of termination, the ADS Depositary may sell the Ordinary Shares underlying ADSs that have not been surrendered and hold uninvested the proceeds on behalf of holders. DR 3 intends, to the extent possible following the consummation of the Offer, to seek to cause De Rigo to deregister the Ordinary Shares and ADSs under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so that De Rigo will no longer be obligated to file any reports with the Securities and Exchange Commission (the “Commission”) or otherwise be required to comply with the Commission’s rules relating to publicly held companies. Holders will not have appraisal rights in connection with the Offer. DR 3’s intentions and the effects of the Offer are more fully described in the Offer to Purchase.
     For purposes of the Offer, DR 3 will be deemed to have accepted for payment and thereby purchased Ordinary Shares and ADSs validly tendered and not properly withdrawn if and when DR 3 gives notice to The Bank of New York (the “Tender Agent”) of its acceptance for payment of such ADSs pursuant to the Offer. Payment for Ordinary Shares and ADSs accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Tender Agent, which will act as agent for the tendering holders for purposes of receiving payments from DR 3 and transmitting such payments to the tendering holders. Under no circumstances will DR 3 pay interest on the purchase price for Ordinary Shares or ADSs, regardless of any extension of the Offer or any delay in payment for Ordinary Shares or ADSs.
     In all cases, payment for Ordinary Shares and ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Agent of (a) certificates evidencing such Ordinary Shares or American Depositary Receipts representing such ADSs (the “ADRs”) or confirmation of the book-entry transfer of such ADSs into the Tender Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the section entitled “THE TENDER OFFER—Procedure for Tendering Ordinary Shares or ADSs” in the Offer to Purchase, (b) a Letter of Transmittal (or an originally signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the section entitled “THE TENDER OFFER—Procedure for Tendering Ordinary Shares or ADSs” in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Holders of ADSs held in the De Rigo Global Buy DIRECT Plan must complete the Letter of Transmittal and deliver it to The Bank of New York but do not need to deliver an ADR.
     Subject to applicable rules and regulations of the Commission, DR 3 expressly reserves the right (but is not obligated), at any time or from time to time in its sole discretion, to extend the initial offering period of the Offer and thereby delay acceptance for payment of, and the payment for, any Ordinary Shares or ADSs, by giving oral or written notice of such extension to the Tender Agent and the Dealer Manager and by announcing publicly such extension by no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer is scheduled to expire. During any extension of the initial offering period (as opposed to a subsequent offering period discussed below), all Ordinary Shares and ADSs previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. Pursuant to Rule 14d-11 under the Exchange Act, DR 3 may, and DR 3 reserves the right to, provide a subsequent offering period of three to 20 business days in length following the acceptance of tendered Ordinary Shares and ADSs upon expiration of the Offer on the Expiration Date (“Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offer, during which holders may tender Ordinary Shares and ADSs not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed. See the section entitled “THE TENDER OFFER—Terms of the Offer” in the Offer to Purchase. The term “Expiration Date” means 5:00 p.m., New York City time, on Friday, September 9, 2005, unless DR 3, in its sole discretion, has extended the initial offering period of the Offer, in which event the term “Expiration Date” shall mean the latest time and date at which the initial offering period of the Offer, as so extended by DR 3, shall expire. Any extension will be followed as promptly as practicable by public announcement thereof, such announcement to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
     Tenders of Ordinary Shares and ADSs pursuant to the Offer are irrevocable, except that Ordinary Shares and ADSs tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by DR 3 pursuant to the Offer, may also be withdrawn at any time after October 2, 2005. For a withdrawal of Ordinary Shares or ADSs to be effective, a signed notice of withdrawal must be timely received by the Tender Agent at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Ordinary Shares or ADSs to be withdrawn, the number of Ordinary Shares or ADSs to be withdrawn and the name of the record holder of the Ordinary Shares or ADRs representing the ADSs to be withdrawn, if different from that of the person who tendered such Ordinary Shares or ADSs. The signature(s) on the notice of withdrawal must be medallion guaranteed by an Eligible Institution (as defined in the section entitled “THE TENDER OFFER—Procedure for Tendering Ordinary Shares or ADSs” in the Offer to Purchase), if the original letter of transmittal required a medallion signature guarantee in accordance with the Offer. If ADSs have been tendered pursuant to the procedures for book-entry transfer as set forth in the section entitled “THE TENDER OFFER—Procedure for Tendering Ordinary Shares or ADSs” in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn ADSs. If certificates representing Ordinary Shares or ADRs representing the ADSs to be withdrawn have been delivered or otherwise identified to the Tender Agent, the name of the registered owner and the serial numbers shown on such certificates or ADRs must also be furnished to the Tender Agent as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by DR 3, in its sole discretion, which determination will be final and binding. No withdrawal of Ordinary Shares or ADSs will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of De Rigo Holding, the De Rigo Brothers or DR 3, any of their respective affiliates or assigns, the Tender Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Ordinary Shares or ADSs may not be rescinded, and any Ordinary Shares or ADSs properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Ordinary Shares and ADSs may be re-tendered by following one of the procedures for tendering Ordinary Shares and ADSs described in the section entitled “THE TENDER OFFER—Procedure for Tendering Ordinary Shares or ADSs” in the Offer to Purchase at any time prior to the Expiration Date.
     The exchange of Ordinary Shares or ADSs for cash pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder (as defined in the section entitled “THE TENDER OFFER—Certain Tax Consequences of the Offer” in the Offer to Purchase) who receives cash for Ordinary Shares or ADSs pursuant to the Offer will recognize gain or loss, if any, equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Ordinary Shares or ADSs. Assuming the ordinary shares or ADSs are held as capital assets, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the Ordinary Shares or ADSs is more than one year at the time of the exchange of such U.S. Holder’s Ordinary Shares or ADSs for cash. Long-term capital gains recognized by an individual U.S. Holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. The income tax discussion set forth above is included for general information only, and all holders of

Ordinary Shares or ADSs should consult their own advisors as to the U.S., Italian or other tax consequences of the sale of the Ordinary Shares or ADSs in the Offer, including, in particular, the effect of any state, local or other national tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer, see the section entitled “THE TENDER OFFER—Certain Tax Consequences of the Offer” in the Offer to Purchase.
     DR 3 expressly reserves the right (but is not obligated) to waive any condition to the Offer or modify or amend the terms or conditions of the Offer, subject to the rules and regulations of the Commission.
     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
     De Rigo has provided DR 3 with De Rigo’s list of holders of Ordinary Shares, and the ADS Depositary has provided DR 3 with a list of ADR holders and a security position listing for the purpose of disseminating the Offer to holders of Ordinary Shares and ADSs. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Ordinary Shares and ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of ADSs to the extent permitted by applicable law.
     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully and in their entirety before any decision is made with respect to the Offer.
     Investors will be able to receive the Offer to Purchase and the related Letter of Transmittal free of charge at the Commission's web site, www.sec.gov, or by contacting D.F. King & Co., Inc., the Information Agent for the transaction, at the address and telephone number set forth below. Requests for additional copies of such documents may also be directed to brokers, dealers, commercial banks or trust companies. Such additional copies will be furnished promptly at DR 3’s expense to the extent permitted by applicable law. DR 3 will not pay any fees or commissions to any broker or dealer or any other person (other than the Tender Agent, the Information Agent and the Dealer Manager) for soliciting tenders of Ordinary Shares or ADSs pursuant to the Offer. DR 3 will reimburse brokers, dealers, commercial banks and trust companies upon request for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, NY 10005	2 London Wall Buildings,
Banks and brokers call collect:	2nd Floor
(212) 269-5550	London Wall, London
All others call toll free:	EC2M 5PP, England
(800) 859-8511	Telephone: +44 20 7920 9700
The Dealer Manager for the Offer is:
Lehman Brothers
745 Seventh Avenue
New York, NY 10019
Telephone: (212) 526-7850
Attention: Equity Corporate Services
August 4, 2005